Exhibit 99.2

FREE TRANSLATION

National Judicial Branch

FEDERAL CIVIL AND COMMERCIAL COURT 3

7998/2018

CABLEVISIÓN HOLDING SA V. ARGENTINE SECURITIES  COMMISSION ON INJUNCTIONS

Buenos Aires, May 2019. RE

[Procedural formalities intentionally omitted]

Having considered the request of the file received for a decision (see p. 508), the decision of the Court of Appeals on p. 509, second paragraph and considering the specific circumstances of this case, given that there is no evidence in the case that the factual and legal situation that justified at the time the decision rendered in pp. 316/320, and considering also the diligent conduct performed by the claimant, we deem it appropriate to extend the duration of the injunction with the scope provided, for a term of three additional months as from its expiration date.

Let this decision be communicated, allowing such notice to occur on non-business days and hours.

Let this file be returned to the Court of Appeals, and let this decision serve as notice.

Signature Date: May 6th, 2019

Signed by: JOSE LUIS CASSINERIO, ACTING JUDGE